Filed Pursuant to Rule 433

Registration Statement No. 333-152543

May 15, 2009

BB&T Corporation

Pricing Term Sheet
Medium-Term Notes, Series A (Senior) 6.85% Senior Notes due 2019

Issuer:	BB&T Corporation
Security:	6.85% Notes due 2019
Ratings of this Series of Notes:	A1(Moody’s)/A+(S&P)/AA-(Fitch)
Currency:	USD
Size:	$141,000,000
Security Type:	SEC Registered Medium-Term Notes, Series A (Senior). This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
Maturity:	April 30, 2019
Coupon:	6.85%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	3.125% US Treasury due 05/19
Spread to Benchmark Treasury:	+395 bps
Benchmark Treasury Spot and Yield:	99-31+; 3.127%
Price to Public:	98.395% of face amount
Accrued Interest:	$482,925
Bookrunner Fee:	$70,500
Price to Issuer:	98.345% of face amount
Yield to Maturity:	7.077%
Interest Payment Dates:	April 30 and October 30 of each year, commencing
October 30, 2009
Trade Date:	May 15, 2009
Settlement Date:	May 22, 2009 (T + 5)
Minimum Denominations:	$1,000 x $1,000
CUSIP:	05531FAB9
Sole Bookrunner:	BB&T Capital Markets, a division of Scott &
Stringfellow, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. A rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request it by calling BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 804-787-8221.